Exhibit (a)(11)

SWX 14D-9 Employee FAQ

1.	What is a tender offer?

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A tender offer is a public offer to buy stock of a corporation from its stockholders for a specified consideration within a stated time limit. A tender offer must comply with various laws, including the rules and regulations of the U.S. Securities and Exchange Commission (SEC).

•	In this case, Carl Icahn is seeking to acquire shares of Southwest Gas Holdings common stock for $75.00 per share, in an effort to win control of the Company.

•	The Board of Directors recommends that stockholders REJECT THE OFFER and that you NOT TENDER your shares into the inadequate offer.

2.	Why is the Board rejecting Carl Icahn’s offer?

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Our Board thoroughly reviewed Mr. Icahn’s Offer, in consultation with its external financial and legal advisors, and unanimously determined that the Offer undervalues the Company, has no certainty of completion, and is not in the best interests of Southwest Gas stockholders.

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Under the oversight of our Board and management team, we have built a company that is poised for value creation across each of its businesses and the company as a whole and a strategic plan to drive long-term value.

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As the energy transition creates new opportunities, we remain well positioned for growth as we execute our strategy and remain focused on providing excellent service to our customers, opportunities to our employees, and growing returns to our stockholders.

•	A more detailed description of the Board’s recommendation was filed on a Schedule 14D-9 with the SEC.

3.	What do Icahn’s actions mean for employees? What do they mean for our company?

•	The important thing for employees to know is it remains business as usual and that our success depends on our collective efforts.

•	Everyone’s roles and day-to-day responsibilities remain the same.

•	The Board recommends that any employees that hold stock of Southwest Gas Holdings not tender their shares into the offer.

•	Our Board and management team have great confidence in the road ahead and see a future that offers a significant opportunity for continued success.

4.	What should employees tell others (customers, business partners, etc.) who ask me about this?

•	Please remind our stakeholders that we are operating as usual.

•	Icahn is a stockholder, and the Board and management team will consider his views as we would of any stockholder.

•	We will continue to take all appropriate steps to serve the best interests of the Company and all of our stakeholders.

•	Our relationships with customers, business partners and other stakeholders are unchanged by this news.

5.	I understand Carl Icahn has also threatened a proxy contest recently, what does that mean for me and the company?

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A proxy contest occurs when a stockholder presents an alternate slate of candidates for election to the board in opposition to a Company’s nominees and solicits proxies from stockholders to vote on the election of directors or a particular stockholder proposal. These solicitations are governed by the SEC’s proxy rules.

•	Each side uses a different color proxy card and the contest for votes is known as a proxy contest because each party’s goal is to receive more stockholder votes than the other party.

•	Icahn has not yet submitted director nominees. Our Board would consider his director nominees according to its normal processes.

6.	Is the Questar Pipelines acquisition on track to be completed?

•	Yes, the transaction is expected to close on or about December 31, 2021, subject to Hart-Scott-Rodino approval and other customary closing conditions.

•	Following the close of the transaction, Questar Pipelines will operate as a standalone subsidiary of Southwest Gas Holdings.

•	We remain confident that the acquisition of Questar Pipeline broadens the Company’s opportunities for growth and provides significant, long-term value to our stockholders.

7.	Who should I speak with if I have additional questions?

•	If you have additional questions, please contact your supervisor.

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If you have any questions regarding the Schedule 14D-9, please contact the Company’s Information Agent, Innisfree M&A Incorporated, at: (877) 825-8621 (toll free from the U.S. or Canada) or +1 (412) 232-3651 (from other locations).

How to Find Further Information

This communication does not constitute a solicitation of any vote or approval in connection with the 2022 annual meeting of stockholders of Southwest Gas Holdings, Inc. (the “Company”) (the “Annual Meeting”). In connection with the Annual Meeting, the Company will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”), which the Company will furnish, with any other relevant information or documents, to its stockholders in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS WHEN SUCH INFORMATION IS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE ANNUAL MEETING. The proposals for the Annual Meeting will be made solely through the proxy statement. In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge from www.swgasholdings.com/proxymaterials. Security holders also will be able to obtain, free of charge, copies of the proxy statement and any other documents filed by Company with the SEC in connection with the Annual Meeting at the SEC’s website at http://www.sec.gov, and at the companies’ website at www.swgasholdings.com.

Important Information for Investors and Stockholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Utility Holdings LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents free of charge at the SEC’s website at www.sec.gov, and at the Company’s website at www.swgasholdings.com. In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 825-8621.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among others, the industry, markets in which Southwest Gas Holdings, Inc. (the “Company,” “Southwest Gas Holdings,” “SWX,” or “we”) operates, and the matters described in this press release. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, pension costs, COLI results, and capital expenditures of the natural gas segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, operating income as a percentage of revenues, interest expense, and noncontrolling interest amounts will transpire, nor assurance regarding acquisitions or their impacts, including management’s plans related thereto, such as that currently planned in regard to Riggs Distler & Company, Inc. and the pending acquisition of Dominion Energy Questar Pipeline, LLC and related entities (the “Questar Pipeline Group”). Additional risks include the occurrence of any event, change or other circumstances that could give rise to the termination of the Sale and Purchase Agreement by and between Dominion Energy Questar Corporation and the Company (the “Questar Purchase Agreement”), the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Questar Purchase Agreement, risks that the proposed transaction disrupts current plans and operations, the risks related to the ability of the Company to integrate the Questar Pipeline Group, the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of certain financings that will be obtained for the transaction, potential negative impacts to the Company’s credit ratings as a result of the transaction, the disruption to the Company’s stock price and the costs, fees, expenses and charges related to, and the distraction of management’s attention in connection with, any proxy contest or other stockholder related or similar matters, as well as other risks that are set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Company’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2021 and September 30, 2021 and in future filings with the SEC. All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are qualified by the cautionary statements in this section. The Company undertakes no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

Participants in the Solicitation

The directors and officers of the Company may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC and its most recent definitive Proxy Statement on Schedule 14A filed with the SEC. Additional information regarding the interests of such potential participants is or will be included in the proxy statement for the Annual Meeting and other relevant materials to be filed with the SEC, when they become available.